SECURITIES AND EXCHANGE COMMISSION

                               Washington, D. C. 20549

                                      FORM 8-K

                                   CURRENT REPORT

                         Pursuant to Section 13 or 15(d) of
                         the Securities Exchange Act of 1934

                                    Date of Report
                                    July 25, 1996

                                     FISERV, INC.
               (Exact name of registrant as specified in its charter)

                                      Wisconsin
                   (State or other jurisdiction of incorporation)


                        0-14948                          39-1506125
               (Commission File Number)      (IRS Employer Identification No.)

                   255 FIserv Drive                        53045
                 Brookfield, Wisconsin                   (Zip code)
                 (Address of principal
                  executive offices)


                 Registrant's telephone number, including area code
                                   (414) 879-5000

ITEM 7. (C) EXHIBITS.

   (1)  News release by Fiserv, Inc., dated July 25, 1996.


SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                FISERV, INC.


                                By /S/ EDWARD P. ALBERTS
                                ------------------------
                                EDWARD P. ALBERTS
                                Senior Vice President - Finance

Date:  July 25, 1996

For release:  July 25, 1996

          Fiserv, Inc. and Canadian Imperial Bank of Commerce Announce
               Formation of New Item Processing Company in Canada


         Brookfield, Wisconsin, July 25, 1996--Fiserv, Inc. and Canadian Imperial Bank of Commerce (CIBC) announced today that they have signed a letter of intent to form a new item processing services company comprised of all the CIBC item processing and currency operations centers in Canada. The innovative new Canadian company will be a subsidiary of CIBC with some equity held by Fiserv Canada, a subsidiary of Fiserv, Inc. It is being formed to provide the industry's most advanced item processing services to CIBC and other financial institutions.

         Specifically, Fiserv will play a significant role in long-term strategy development, as well as be responsible for the operational management of item processing services provided by the new company.

              According to the letter of intent, Fiserv will receive a management fee arrangement which is consistent with industry practice. Fiserv will also share in the success of the new company as other financial institutions participate. Initial annualized revenues for the jointly-owned company are expected to be approximately $112 million (U.S.) and to increase as other Canadian financial institutions participate in this solution for their item processing and currency operations.

         Scotiabank of Toronto, with $152 billion (Canadian) in assets and 1,460 branches, is expected to participate through its strategic alliance with CIBC, which was announced separately today.

         "Fiserv internal growth continues to accelerate as we gain an increasing number of client relationships among major financial institutions based upon our flexibility in partnering," commented Leslie M. Muma, Vice Chairman, President and Chief Operating Officer for Fiserv, Inc. "The new item processing services company to be formed by CIBC and Fiserv is a major initiative which should enable our respective organizations to gain significant synergies in item processing and currency handling operations. We expect the new organization to be a growth business in offering our improvements to other Canadian institutions in the financial services market. In this regard, we are extremely excited about the prospect of Scotiabank benefiting from this new company. The CIBC-Scotiabank alliance will be a world-class technology initiative."

         The item processing work proposed to be managed by Fiserv on behalf of CIBC is currently performed by approximately 3,000 employees in 13 Canadian cities. These jobs and functions will remain in Canada under the new company. As with all its international operations, Fiserv stresses the utilization of local resources. As part of this innovative strategy, CIBC is moving its related processing operations and employees into this new subsidiary of CIBC.

         "The proven Fiserv reputation for delivering advanced information technology within large-scale operations which serve multiple clients, as well as their demonstrated performance in creating growth opportunities for people employed in these operations, played a significant role in our decision," stated Burt Napier, CIBC Executive Vice President, Operations & Technology. "The Fiserv depth of experience will help CIBC meet our service enhancement goals for our customers and our aggressive implementation schedules for new technology."

         Fiserv, with the largest item processing client base in the industry, is recognized as having extensive knowledge of item processing workflows, imaging solutions and other back-office processes performed in financial data centers. In the new Canadian company, Fiserv will help focus on areas of item processing which are growing due to the changing ways customers use financial services. These areas include: ATM activities; night deposits; corporate deposits; payment processing; verification and account maintenance; records management and customer account statements.

         Under the letter of intent, CIBC expects to transfer initial annual processing volumes to the new company including approximately 700 million checks, 25 million utility bills, 24 million sales draft and payment transactions, 40 million automated teller machine (ATM) deposit envelopes, 5 million commercial deposits and 82 million customer statements.

         "Consumers demanding better, faster and more convenient banking and advanced technology are rapidly changing the way we provide financial services," stated Napier. "We are taking an innovative approach to revamping our items processing operations so we can continue to provide leading-edge services to Canadian consumers. By bringing in Fiserv, we are bringing in a partner with the best technical and management expertise in this field. Fiserv can help us maintain our leadership position by enhancing our operations and offering this improved service to other financial institutions and organizations such as governments, which also process financial transactions."

         CIBC is Canada's second largest financial institution with over $183 billion (Canadian) in assets. Its 40,000 employees offer a full range of products and services to individual, business, corporate and government clients through 1,400 branches and offices across Canada and around the world.

         Scotiabank, with $152 billion (Canadian) in assets, is Canada's most internationally diverse bank, serving customers through 1,460 branches and offices in 47 countries around the world.

         Fiserv, formed in 1984, posted 1995 year-end revenues of $703.4 million (U.S.). The company designs, develops and supports specialized information technology products and services to over 5,000 financial institutions throughout the United States and in over 50 countries around the world. Headquartered in Brookfield, Wis., Fiserv has operations in more than 60 cities, including London and Singapore. Fiserv is traded on the NASDAQ over-the-counter market under the symbol FISV.

                                       ###

     For more information:

         Kevin Kasper                                Heather Whyte
         Fiserv                                      CIBC in Toronto
         (800) 425-FISV, (414) 879-5129              (416) 980-3038